FOR IMMEDIATE RELEASE

Contact:
Michael DeVeau
Chief Investor Relations & Communications Officer
212.708.7164
Michael.DeVeau@iff.com

IFF Reports First Quarter 2021 Results

Provides stronger full year 2021 sales outlook

Enters into an agreement to divest fruit preparation business

NEW YORK, N.Y., (May 10, 2021) - International Flavors & Fragrances Inc. (NYSE: IFF) reported financial results for the first quarter ended March 31, 2021.

First Quarter 2021 Consolidated Summary:

Reported (GAAP)			Adjusted (Non-GAAP)[1]
Sales	(Loss) Income Before Taxes	EPS	Operating EBITDA	Operating EBITDA Margin	EPS ex Amortization
$2.5 B	$(54) M	$(0.21)	$569 M	23.1%	$1.60

Management Commentary
“We delivered solid first quarter financials, achieving top and bottom-line growth, against a strong year-ago comparison in our first quarter as a combined company,” said IFF Chairman and CEO Andreas Fibig. “Our results are indicative of strong execution by our global team and our best-in-class portfolio of industry-leading solutions. We are also encouraged by the progress we’ve made towards our integration efforts as we are on track to deliver our previously communicated objectives.”

IFF Executive Vice President and CFO, Rustom Jilla commented, “We are pleased with how we've started the year with the first quarter’s sales, operating expenses, profitability and debt leverage all ending better than we had expected. At the core of our performance was strong cost discipline and a focus on cash generation, which enabled us to make faster progress towards lowering our debt leverage ratio.”

Andreas Fibig concluded, “Today, I’m pleased to also announce that we have entered into an agreement to divest our fruit preparation business. This marks the first step of our portfolio optimization strategy, where we are enhancing shareholder value through divestitures of non-core businesses.”

First Quarter 2021 Consolidated Financial Results
•Reported net sales for the first quarter were $2.47 billion, an increase of 83% compared to the prior year period, driven primarily by the incremental sales related to the merger with Nutrition & Biosciences ("N&B"). On a combined basis2, sales increased 3% or 1% on a currency neutral basis, driven by strong performances in Scent & Pharma Solutions. Combined currency neutral sales growth would have been approximately 3% if not for the change to calendar reporting, as there were 2 additional sales days in IFF’s prior comparative quarter.
1 Schedules at the end of this release contain reconciliations of reported GAAP to non-GAAP metrics.
2 Combined historical results for the first quarter is defined as 3 months (January, February and March) of legacy IFF results, and 2 months (February and March) of N&B results, in both the 2020 and 2021 periods, to allow comparability in light of the merger completion on February 1, 2021.

•Loss before taxes on a reported basis for the first quarter was $(54) million. Adjusted operating EBITDA for the first quarter was $569 million, an increase of 88% from $303 million in 2020 driven primarily by the incremental profit related to the merger with N&B. On a combined basis2, adjusted operating EBITDA increased 4%, and adjusted operating EBITDA margin expanded by 30 bps to 23.1%, led by strong cost management.
•Reported earnings per share (EPS) for the first quarter was $(0.21). Adjusted EPS excluding amortization was $1.60 per diluted share.
•Cash flow from operations for the first quarter was strong at $358 million, and free cash flow defined as cash flow from operations less capital expenditures totaled $265 million. Net debt to credit adjusted EBITDA at the end of the first quarter was 4.3x.

First Quarter 2021 Segment Summary3: Growth vs. Prior Year

	Reported (GAAP)	Adjusted (Non-GAAP)	Combined Currency Neutral (Non-GAAP)[4]	Combined Adjusted (Non-GAAP)[4]
	Sales	Operating EBITDA	Sales	Operating EBITDA
Nourish	69%	53%	1%	6%
Health & Biosciences	NMF	NMF	(3)%	(2)%
Scent	5%	8%	5%	8%
Pharma Solutions	NMF	NMF	3%	2%

Nourish Segment
•On a reported basis, first quarter sales were $1.3 billion. On a combined basis4, currency neutral sales improved 1% as strong performances in Flavors and Protein Solutions were offset by softness in Food Design due to continued pandemic related pressures in Food Service.
•Nourish adjusted operating EBITDA was $270 million. On a combined basis4, adjusted operating EBITDA grew 6%, and adjusted operating EBITDA margin expanded by 60 bps to 20.6% led by strong cost management.

Health & Biosciences Segment
•On a reported basis, first quarter sales were $426 million. On a combined basis4, currency neutral sales decreased 3% versus a robust double-digit year-ago comparison, as strong growth in Home & Personal Care was offset primarily by softness in Microbial Control and Grain Processing.
•Health & Biosciences adjusted operating EBITDA was $128 million. On a combined basis4, adjusted operating EBITDA decreased 2%, and adjusted operating EBITDA margin declined by 70 bps to 30.0% as strong cost management was offset by higher raw material and logistics costs.

Scent Segment
•On a reported basis, first quarter sales were $569 million. On a combined basis4, currency neutral sales increased 5% led by strong rebound in Fine Fragrances, continued strength in Consumer Fragrances and double-digit growth in Cosmetic Actives.
•Scent adjusted operating EBITDA was $128 million, and adjusted operating EBITDA margin expanded by 70 bps to 22.5% led by higher volumes, favorable mix, and productivity initiatives.

Pharma Solutions Segment
•On a reported basis, first quarter sales were $162 million. On a combined basis4, currency neutral sales improved 3% with broad-based growth across all sub-categories.
3 Starting in the first quarter 2021, IFF reports financial results in four segments, Nourish, Health & Biosciences, Scent and Pharma Solutions. "NMF" stands for Not Meaningful as the related segments were only created following the closing of the N&B merger.
4 Combined historical results for the first quarter is defined as 3 months (January, February and March) of legacy IFF results, and 2 months (February and March) of N&B results, in both the 2020 and 2021 periods, to allow comparability in light of the merger completion on February 1, 2021.

•Pharma Solutions adjusted operating EBITDA was $43 million. On a combined basis4, adjusted operating EBITDA grew 2%, while adjusted operating EBITDA margin declined by 110 bps to 26.5% as strong cost management was more than offset by higher cost of goods sold.

Fruit Preparation Divestiture
IFF has entered into an agreement to divest its fruit preparation business to Frulact, who specialize in fruit preparations for the food & beverage industry. IFF’s fruit preparation business produces fruit, vegetable, herb, meat and fish preparation solutions for the food, beverage, and pet food markets. The divestiture is expected to close in the third quarter 2021, pending customary closing conditions, including regulatory approvals. The fruit preparation business contributed approximately $70 million to IFF's Nourish segment pro forma sales in 2020. Full financial terms of the agreement have not been disclosed.

Financial Guidance
The Company updates 2021 financial guidance on a combined basis, which is defined as a full 12 months of legacy IFF results, and 11 months (excludes January) of N&B results, in the 2021 period, in light of the merger completion on February 1, 2021.

Combined FY 2021 (excl. N&B Jan)[5]
Sales	~11.25B
Adjusted Operating EBITDA Margin[6]	~23%

Rustom Jilla finished, “We have increased our sales forecast for the full year, driven by higher volumes, foreign exchange, and pricing actions to help reduce the impact of higher raw material and logistics costs. This, combined with our focus on cost reduction, gives us confidence that we can achieve our full year adjusted operating EBITDA goal on a combined basis”.

Previous full year guidance was based on a full 12 months of estimated results for both legacy IFF and N&B. In January 2021, N&B actual sales were approximately $507 million and adjusted operating EBITDA was $107 million.

Audio Webcast
A live webcast to discuss the Company’s first quarter 2021 financial results will be held on May 11, 2021, at 10:00 a.m. ET. The webcast and accompanying slide presentation may be accessed on the Company's IR website at ir.iff.com. For those unable to listen to the live webcast, a recorded version will be made available on the Company's website approximately one hour after the event and will remain available on IFF’s website for one year.

Cautionary Statement Under The Private Securities Litigation Reform Act of 1995
Statements in this press release, which are not historical facts or information, are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current assumptions, estimates and expectations including those concerning the impacts of COVID-19 and our plans to respond to its implications; expectations regarding sales and profit for the fiscal year 2021, including the impact of foreign exchange, pricing actions, raw materials and pricing actions; our divestiture of the fruit preparation business and the progress on our portfolio optimization strategy, including non-core business divestitures; our combination with N&B, including the expected benefits and synergies of the N&B Transaction and future opportunities for the combined company; our ability to achieve our Vision 2021 strategy of accelerated revenue and profitability growth, the growth potential of the markets in which we operate, including the emerging markets, expected capital expenditures, the expected costs and benefits of our ongoing optimization of our manufacturing operations, including the expected number of closings, expected cash flow and availability of capital resources to fund our operations and meet our debt service requirements; our ability to innovate and execute on specific consumer trends and demands; and our ability to continue to generate value for, and return cash to, our shareholders.
5 Combined results for the full year is defined as a full 12 months of legacy IFF results, and 11 months (excludes January) of N&B results, in the 2021 period, in light of the merger completion on February 1, 2021.
6 See Use of Non-GAAP Financial Measures

These forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Certain of such forward-looking information may be identified by such terms as “expect”, “anticipate”, “believe”, “intend”, “outlook”, “may”, “estimate”, “should”, “predict” and similar terms or variations thereof. Such forward-looking statements are based on a series of expectations, assumptions, estimates and projections about the Company, are not guarantees of future results or performance, and involve significant risks, uncertainties and other factors, including assumptions and projections, for all forward periods. Our actual results may differ materially from any future results expressed or implied by such forward-looking statements.

Such risks, uncertainties and other factors include, among others, the following: (1) disruption in the development, manufacture, distribution or sale of our products from COVID-19 and other public health crises; (2) risks related to the integration of N&B and the Frutarom business, including whether we will realize the benefits anticipated from the acquisitions in the expected time frame; (3) unanticipated costs, liabilities, charges or expenses resulting from the Frutarom acquisition and the N&B Transaction; risks related to the restrictions that we are required to abide by in connection with the N&B Transaction; (4) our ability to provide the same types and level of services to the N&B Business that historically have been provided by DuPont, and our ability to maintain relationships with third parties and pre-existing customers of N&B; (5) our ability to realize expected cost savings and increased efficiencies of the Frutarom integration and our ongoing optimization of our manufacturing facilities; (6) our ability to successfully establish and manage acquisitions, collaborations, joint ventures or partnership and to manage and complete divestitures or dispositions; (7) the increase in our leverage resulting from the additional debt incurred to pay a portion of the consideration for Frutarom and its impact on our liquidity and ability to return capital to its shareholders; (8) our ability to successfully market to our expanded and diverse Taste customer base; (9) our ability to effectively compete in our market and develop and introduce new products that meet customers’ needs; (10) our ability to retain key employees; (11) changes in demand from large multi-national customers due to increased competition and our ability to maintain “core list” status with customers; (12) our ability to successfully develop innovative and cost-effective products that allow customers to achieve their own profitability expectations; (13) disruption in the development, manufacture, distribution or sale of our products from natural disasters, public health crises, international conflicts, terrorist acts, labor strikes, political crisis, accidents and similar events; (14) the impact of a disruption in our supply chain, including the inability to obtain ingredients and raw materials from third parties; (15) volatility and increases in the price of raw materials, energy and transportation; (16) the impact of a significant data breach or other disruption in our information technology systems, and our ability to comply with data protection laws in the U.S. and abroad; (17) our ability to comply with, and the costs associated with compliance with, regulatory requirements and industry standards, including regarding product safety, quality, efficacy and environmental impact; (18) our ability to react in a timely and cost-effective manner to changes in consumer preferences and demands, including increased awareness of health and wellness; (19) our ability to meet consumer, customer and regulatory sustainability standards; (20) our ability to benefit from our investments and expansion in emerging markets; (21) the impact of currency fluctuations or devaluations in the principal foreign markets in which we operate; (22) economic, regulatory and political risks associated with our international operations; (23) the impact of global economic uncertainty on demand for consumer products; (24) our ability to comply with, and the costs associated with compliance with, U.S. and foreign environmental protection laws; (25) our ability to successfully manage our working capital and inventory balances; (26) the impact of the failure to comply with U.S. or foreign anti-corruption and anti-bribery laws and regulations, including the U.S. Foreign Corrupt Practices Act; (27) any impairment on our tangible or intangible long-lived assets, including goodwill associated with the acquisition of Frutarom; (28) our ability to protect our intellectual property rights; (29) the impact of the outcome of legal claims, regulatory investigations and litigation; (30) changes in market conditions or governmental regulations relating to our pension and postretirement obligations; (31) the impact of changes in federal, state, local and international tax legislation or policies, including the Tax Cuts and Jobs Act, with respect to transfer pricing and state aid, and adverse results of tax audits, assessments, or disputes; (32) the impact of the United Kingdom’s departure from the European Union; and (33) the impact of the phase out of the London Interbank Offered Rate (LIBOR) on interest expense.

The foregoing list of important factors does not include all such factors, nor necessarily present them in order of importance. In addition, you should consult other disclosures made by the Company (such as in our other filings with the SEC or in company press releases) for other factors that may cause actual results to differ materially from those projected by the Company. Please refer to Part I. Item 1A., Risk Factors, of the Company’s Annual Report on Form 10-K filed with the SEC on February 22, 2021 for additional information regarding factors that could affect our results of operations, financial condition and liquidity.

We intend our forward-looking statements to speak only as of the time of such statements and do not undertake or plan to update or revise them as more information becomes available or to reflect changes in expectations, assumptions or results. We can give no assurance that such expectations or forward-looking statements will prove to be correct. An occurrence of, or any material adverse change in, one or more of the risk factors or risks and uncertainties referred to in this report or included in our other periodic reports filed with the SEC could materially and adversely impact our operations and our future financial results. Any public statements or disclosures made by us following this report that modify or impact any of the forward-looking statements contained in or accompanying this report will be deemed to modify or supersede such outlook or other forward-looking statements in or accompanying this report.

Use of Non-GAAP Financial Measures
We provide in this press release non-GAAP financial measures, including: (i) combined currency neutral sales; (ii) adjusted operating EBITDA and combined adjusted operating EBITDA; (iii) adjusted EBITDA margin and combined adjusted operating EBITDA margin; (iv) adjusted EPS ex amortization; (v) free cash flow; and (vi) net debt to credit adjusted EBITDA.

Our non-GAAP financial measures are defined below.

Currency Neutral metrics eliminate the effects that result from translating non-U.S. currencies to U.S. dollars. We calculate currency neutral numbers by translating current year invoiced sale amounts at the exchange rates used for the corresponding prior year period. We use currency neutral results in our analysis of subsidiary or segment performance. We also use currency neutral numbers when analyzing our performance against our competitors.

Adjusted operating EBITDA and adjusted operating EBITDA margin excludes the impact of non-operational items including operational improvement initiatives, integration related costs, net restructuring and other charges, Frutarom acquisition related costs, compliance review and defense costs, N&B transaction and integration related costs and non-cash items, including gains/losses on sale of assets, FDA mandated product recall and the amortization of acquisition related intangible assets.

Adjusted EPS ex Amortization excludes the impact of non-operational items including operational improvement initiatives, integration related costs, restructuring and other charges net, compliance review and defense costs, N&B transaction and integration related costs, non-cash items including gains on sale of assets, FDA mandated product recall, redemption value adjustment to EPS and the amortization of acquisition related intangible assets.

Free Cash Flow is operating cash flow (i.e. cash flow from operations) less capital expenditures.

Net debt to credit adjusted EBITDA is the leverage ratio used in our credit agreement and defined as Net debt (which is long-term debt less cash and cash equivalents) divided by the trailing 12-month credit adjusted EBITDA. Credit adjusted EBITDA is defined as income (loss) before income taxes, depreciation and amortization expense, interest expense, specified items and non-cash items.

Combined historical results for the first quarter is defined as 3 months of legacy IFF results, and 2 months (February and March) of N&B results, in both the 2020 and 2021 periods, to allow comparability in light of the merger completion on February 1, 2021. Combined historical results for the full year is defined as 12 months of legacy IFF results, and 11 months (excluding January) of N&B results.

These non-GAAP measures are intended to provide additional information regarding our underlying operating results and comparable year-over-year performance. Such information is supplemental to information presented in accordance with GAAP and is not intended to represent a presentation in accordance with GAAP. In discussing our historical and expected future results and financial condition, we believe it is meaningful for investors to be made aware of and to be assisted in a better understanding of, on a period-to-period comparable basis, financial amounts both including and excluding these identified items, as well as the impact of exchange rate fluctuations. These non-GAAP measures should not be considered in isolation or as substitutes for analysis of the Company’s results under GAAP and may not be comparable to other companies’ calculation of such metrics.

Effective in the first quarter of 2021, the Company elected to change the profit or loss measure of the Company's reportable segments from Segment Operating Profit to Segment Adjusted Operating EBITDA for internal reporting and performance measurement purposes. Segment Adjusted Operating

EBITDA is defined as (Loss) Income Before Taxes before depreciation and amortization expense, interest expense, restructuring and other charges, net and certain non-recurring items. Prior period amounts have been recast to reflect these changes in segment profitability measures. Our determination of reportable segments was made on the basis of our strategic priorities within each segment and corresponds to the manner in which our chief operating decision maker reviews and evaluates operating performance to make decisions about resources to be allocated to the segment. In addition to our strategic priorities, segment reporting is also based on differences in the products and services we provide. As a result, we added two new reportable segments - Health & Biosciences and Pharma Solutions. Nourish is composed of IFF’s legacy Taste segment and N&B’s Food & Beverage segment. The Scent and Health & Biosciences segments include a component of the legacy Taste segment.

Welcome to IFF
At IFF (NYSE: IFF), an industry leader in food, beverage, scent, health and biosciences, science and creativity meet to create essential solutions for a better world – from global icons to unexpected innovations and experiences. With the beauty of art and the precision of science, we are an international collective of thinkers who partners with customers to bring scents, tastes, experiences, ingredients and solutions for products the world craves. Together, we will do more good for people and planet. Learn more at iff.com, Twitter, Facebook, Instagram, and LinkedIn.

International Flavors & Fragrances Inc.
Consolidated (Loss) Income Statement
(Amounts in millions except per share data)
(Unaudited)

	Three Months Ended March 31,
	2021	2020	% Change
Net sales	$2,465	$1,347	83%
Cost of goods sold	1,711	781	119%
Gross profit	754	566	33%
Research and development expenses	143	86	66%
Selling and administrative expenses	451	230	96%
Amortization of acquisition-related intangibles	152	48	217%
Restructuring and other charges, net	4	5	(20)%
Losses on sales of fixed assets	—	1	(100)%
Operating profit	4	196	(98)%
Interest expense	65	32	103%
Other (income) expense, net	(7)	11	(164)%
(Loss) income before taxes	(54)	153	(135)%
Taxes on (loss) income	(14)	26	(154)%
Net (loss) income	(40)	127	(131)%
Net income attributable to noncontrolling interests	2	3	(33)%
Net (loss) income attributable to IFF stockholders	(42)	124	(134)%

Net (loss) income per share - basic (1)	$(0.21)	$1.16
Net (loss) income per share - diluted (1)	$(0.21)	$1.15

Average number of shares outstanding - basic	206	112
Average number of shares outstanding - diluted	206	113

(1)    For 2021 and 2020, net (loss) income per share reflects adjustments related to the redemption value of certain redeemable noncontrolling interests.
NMF Not meaningful

International Flavors & Fragrances Inc.
Condensed Consolidated Balance Sheet
(Amounts in millions)
(Unaudited)

	March 31,	December 31,
	2021	2020
Cash, cash equivalents, and restricted cash	$879	$657
Receivables	2,023	929
Inventories	2,589	1,132
Other current assets	683	342
Total current assets	6,174	3,060

Property, plant and equipment, net	4,587	1,458
Goodwill and other intangibles, net	28,756	8,320
Other assets	1,300	717
Total assets	$40,817	$13,555

Short term borrowings	$628	$634
Other current liabilities	2,633	1,270
Total current liabilities	3,261	1,904

Long-term debt	11,330	3,779
Non-current liabilities	4,443	1,452

Redeemable noncontrolling interests	102	98

Shareholders' equity	21,681	6,322
Total liabilities and shareholders' equity	$40,817	$13,555

International Flavors & Fragrances Inc.
Consolidated Statement of Cash Flows
(Amounts in millions)
(Unaudited)

	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities:
Net (loss) income	$(40)	$127
Adjustments to reconcile to net cash provided by operating activities
Depreciation and amortization	242	81
Deferred income taxes	(86)	2
Losses on sale of assets	—	1
Stock-based compensation	11	9
Pension contributions	(9)	(5)
Changes in assets and liabilities, net of acquisitions:
Trade receivables	(175)	(133)
Inventories	118	(1)
Accounts payable	250	(32)
Accruals for incentive compensation	(22)	(19)
Other current payables and accrued expenses	48	(65)
Other assets	229	42
Other liabilities	(208)	10
Net cash provided by operating activities	358	17
Cash flows from investing activities:
Additions to property, plant and equipment	(93)	(49)
Proceeds from life insurance contracts	—	2
Proceeds from disposal of assets	1	4
Cash provided by the Merger with N&B	207	—
Net cash provided by (used in) investing activities	115	(43)
Cash flows from financing activities:
Cash dividends paid to shareholders	(82)	(80)
Decrease in revolving credit facility and short-term borrowings	(104)	—
Repayments on debt	(12)	(12)
Contingent consideration paid	(14)	—
Purchases of redeemable noncontrolling interest	—	(14)
Proceeds from issuance of stock in connection with stock options	3	—
Employee withholding taxes paid	(6)	(1)
Net cash used in financing activities	(215)	(107)
Effect of exchange rates changes on cash, cash equivalents and restricted cash	(37)	(43)
Net change in cash, cash equivalents and restricted cash	221	(176)
Cash, cash equivalents and restricted cash at beginning of year	660	624
Cash, cash equivalents and restricted cash at end of period	$881	$448
The following table reconciles cash, cash equivalents and restricted cash between the Company's statement of cash flows for the periods ended March 31, 2021 and March 31, 2020 to the amounts reported in the Company's balance sheet:

AMOUNTS IN MILLIONS	March 31, 2021	December 31, 2020	March 31, 2020	December 31, 2019
Current assets
Cash and cash equivalents	$872	$650	$433	$607
Restricted cash	7	7	10	17
Noncurrent assets
Restricted cash included in Other assets	2	3	5	—
Cash, cash equivalents and restricted cash	$881	$660	$448	$624

International Flavors & Fragrances Inc.
Business Unit Performance
(Amounts in millions)
(Unaudited)

	Three Months Ended March 31,
	2021	2020
Net Sales
Nourish	$1,308	$772
Health & Biosciences	426	34
Scent	569	541
Pharma Solutions	162	—
Consolidated	$2,465	$1,347
Segment Adjusted Operating EBITDA
Nourish	$270	$176
Health & Biosciences	128	9
Scent	128	118
Pharma Solutions	43	—
Total	569	303
Depreciation & Amortization	(242)	(81)
Interest Expense	(65)	(32)
Other Income (Expense), net	7	(11)
Frutarom Integration Related Costs	(1)	(4)
Restructuring and Other Charges, net	(4)	(5)
Losses on sale of assets	—	(1)
Shareholder Activism Related Costs	(7)	—
Employee Separation Costs	(3)	—
Compliance Review & Legal Defense Costs	—	(1)
N&B Inventory Step-Up Costs	(182)	—
N&B Transaction Related Costs	(89)	(5)
N&B Integration Related Costs	(37)	(10)
(Loss) Income Before Taxes	$(54)	$153
Segment Adjusted Operating EBITDA Margin
Nourish	20.6%	22.8%
Health & Biosciences	30.0%	26.5%
Scent	22.5%	21.8%
Pharma Solutions	26.5%	—%
Consolidated	23.1%	22.5%

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
(Unaudited)
The following information and schedules provide reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

Reconciliation of Gross Profit
	First Quarter
(DOLLARS IN MILLIONS)	2021	2020
Reported (GAAP)	$754	$566
Frutarom Acquisition Related Costs (e)	—	1
N&B Inventory Step-Up Costs	182	—
Adjusted (Non-GAAP)	$936	$567

Reconciliation of Selling and Administrative Expenses
	First Quarter
(DOLLARS IN MILLIONS)	2021	2020
Reported (GAAP)	$451	$230
Frutarom Integration Related Costs (a)	(1)	(4)
Shareholder Activism Related Costs (c)	(7)	—
Employee Separation Costs (d)	(3)	—
Compliance Review & Legal Defense Costs (f)	—	(1)
N&B Transaction Related Costs (g)	(89)	(5)
N&B Integration Related Costs (h)	(37)	(10)
Adjusted (Non-GAAP)	$314	$210

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
(Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

Reconciliation of Net (Loss) Income
	First Quarter
	2021				2020
(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)	(Loss) Income before taxes	Taxes on (loss) income (j)	Net (Loss) Income Attributable to IFF (k)	Diluted EPS (l)	Income before taxes	Taxes on income (j)	Net Income Attributable to IFF (k)	Diluted EPS (l)
Reported (GAAP)	$(54)	$(14)	$(42)	$(0.21)	$153	$26	$124	$1.15
Frutarom Integration Related Costs (a)	1	—	1	—	4	1	3	0.02
Restructuring and Other Charges, net (b)	4	1	3	0.02	5	1	4	0.03
Losses on Sale of Assets	—	—	—	—	1	1	—	—
Shareholder Activism Related Costs (c)	7	2	5	0.03	—	—	—	—
Employee Separation Costs (d)	3	—	3	0.01	—	—	—	—
Frutarom Acquisition Related Costs (e)	—	—	—	—	—	(2)	2	0.02
Compliance Review & Legal Defense Costs (f)	—	—	—	—	1	—	1	—
N&B Inventory Step-Up Costs	182	37	145	0.70	—	—	—	—
N&B Transaction Related Costs (g)	89	18	71	0.34	5	—	5	0.05
N&B Integration Related Costs (h)	37	9	28	0.14	10	2	8	0.07
Redemption value adjustment to EPS (i)	—	—	—	0.01	—	—	—	(0.05)
Adjusted (Non-GAAP)	$269	$53	$214	$1.03	$179	$29	$147	$1.30

Reconciliation of Adjusted (Non-GAAP) EPS ex. Amortization
	First Quarter
(DOLLARS AND SHARE AMOUNTS IN MILLIONS)	2021	2020
Numerator
Adjusted (Non-GAAP) Net Income	$214	$147
Amortization of Acquisition related Intangible Assets	152	48
Tax impact on Amortization of Acquisition related Intangible Assets (j)	34	11
Amortization of Acquisition related Intangible Assets, net of tax (m)	118	37
Adjusted (Non-GAAP) Net Income ex. Amortization	332	184

Denominator
Weighted average shares assuming dilution (diluted)	207	113
Adjusted (Non-GAAP) EPS ex. Amortization	$1.60	$1.62

(a)	Represents costs related to the integration of the Frutarom acquisition. For 2021, costs primarily related to performance stock awards. For 2020, costs primarily related to advisory services, retention bonuses and performance stock awards.
(b)	For 2021, represents costs primarily related to severance as part of the Company's restructuring efforts. For 2020, represents costs primarily related to the Frutarom Integration Initiative.
(c)	Represents shareholder activist related costs, primarily professional fees.
(d)	Represents costs related to severance liabilities, including accelerated stock compensation expense, for employees who have separated from the Company.
(e)	Represents transaction-related costs and expenses related to the acquisition of Frutarom. For 2020, amount primarily includes earn-out payments, net of adjustments, amortization for inventory "step-up" costs and transaction costs principally related to the 2019 Acquisition Activity.
(f)	Costs related to reviewing the nature of inappropriate payments and review of compliance in certain other countries. In addition, includes legal costs for related shareholder lawsuits.
(g)	Represents transaction costs and expenses related to the transaction with N&B, primarily includes legal and professional fees.
(h)	Represents costs primarily related to advisory services for the integration of the transaction with N&B, primarily consulting fees.
(i)	Represents the adjustment to EPS related to the excess of the redemption value of certain redeemable noncontrolling interests over their existing carrying value.
(j)	The income tax effects of non-GAAP adjustments are calculated based on the applicable statutory tax rate for the relevant jurisdiction, except for those items which are non-taxable or subject to valuation allowances for which the tax expense (benefit) was calculated at 0%. The tax benefit for amortization is calculated in a similar manner as the tax effects of the non-GAAP adjustments.
(k)	For 2021, net loss is increased by income attributable to noncontrolling interest of $2 million. For 2020, net income is reduced by income attributable to noncontrolling interest of $3 million.
(l)	The sum of these items does not foot due to rounding.
(m)	Represents all amortization of intangible assets acquired in connection with acquisitions, net of tax.

International Flavors & Fragrances Inc.
Debt Covenants
(Amounts in millions)
(Unaudited)
The following information and schedules provide reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

Reconciliation of Credit Adjusted EBITDA to Net Loss
(DOLLARS IN MILLIONS)	Twelve Months Ended March 31, 2021
Net loss	$(286)
Interest expense	262
Income taxes	(104)
Depreciation and amortization	1,840
Specified items (1)(3)	812
Non-cash items (2)(3)	41
Credit Adjusted EBITDA	$2,565
 _______________________
(1)Specified items for the 12 months ended March 31, 2021 of $812 million, consisted of Frutarom integration related costs, restructuring and other charges, net, shareholder activism related costs, employee separation costs, Frutarom acquisition related costs, compliance review & legal defense costs, N&B inventory step-up costs, N&B transaction related costs, N&B integration related costs and other N&B specified items.
(2)Non-cash items represent all other adjustments to reconcile net loss to net cash provided by operations as presented on the Statement of Cash Flows, including gain on disposal of assets and stock-based compensation.
(3)Specified and non-cash items may not include all eligible add-back items from the Merger with N&B, for the purposes of the Credit Adjusted EBITDA calculation, due to availability of the information.

Net Debt to Total Debt
(DOLLARS IN MILLIONS)	March 31, 2021
Total debt	$11,958
Adjustments:
Cash and cash equivalents	872
Net debt	$11,086

International Flavors & Fragrances Inc.
Combined Business Unit Performance
(Amounts in millions)
(Unaudited)
The following information and schedule provides reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedule is not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

	Three Months Ended March 31,
	2021	2020
Net Sales
Nourish	$1,308	$1,276
Health & Biosciences	426	427
Scent	569	541
Pharma Solutions	162	152
Consolidated	$2,465	$2,396
Segment Adjusted Operating EBITDA
Nourish	$270	$255
Health & Biosciences	128	131
Scent	128	118
Pharma Solutions	43	42
Total	569	546
Depreciation & Amortization	(242)	(81)
Interest Expense	(65)	(32)
Other Income (Expense), net	7	(11)
Frutarom Integration Related Costs	(1)	(4)
Restructuring and Other Charges, net	(4)	(5)
Losses on sale of assets	—	(1)
Shareholder Activism Related Costs	(7)	—
Employee Separation Costs	(3)	—
Compliance Review & Legal Defense Costs	—	(1)
N&B Inventory Step-Up Costs	(182)	—
N&B Transaction Related Costs	(89)	(5)
N&B Integration Related Costs	(37)	(10)
Impact of Merger with N&B (1)	—	(243)
(Loss) Income Before Taxes	$(54)	$153
Segment Adjusted Operating EBITDA Margin
Nourish	20.6%	20.0%
Health & Biosciences	30.0%	30.7%
Scent	22.5%	21.8%
Pharma Solutions	26.5%	27.6%
Consolidated	23.1%	22.8%
______________________
(1)Information related to the amounts included from merger with N&B was received directly from DuPont and management believes such information is reliable. DuPont has not provided the underlying adjustments for the amounts included, but based on management's review of financial statement and other scheduled information provided, we believe the amounts reflected are reasonable. For the three months ended March 31, 2020, amounts include N&B results for February and March, to reflect the same period N&B is included in IFF results in 2021.